THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR INDEFEASIBLE CASH PAYMENT IN FULL OF THE SENIOR OBLIGATIONS IN RESPECT OF ALL SENIOR DEBT (AS DEFINED HEREIN), IN ACCORDANCE WITH THE TERMS HEREOF. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                              ALLTRISTA CORPORATION
                            (A Delaware corporation)

Amount: $5,000,000                                                April 24, 2002

                     UNSECURED SUBORDINATED PROMISSORY NOTE

    For value received, ALLTRISTA CORPORATION, a Delaware corporation ("PAYOR"), with its principal offices at 555 Theodore Fremd Avenue, Suite B302, Rye, New York 10580, unconditionally promises to pay Tilia International, Inc., a Cook Islands corporation, or its assigns ("PAYEE"), the principal sum of Five Million Dollars ($5,000,000). The outstanding principal amount shall be due and payable on April 24, 2004 (the "MATURITY DATE").

    1. INTEREST. The outstanding principal amount on this Unsecured Subordinated Promissory Note (this "NOTE") shall bear the same interest rate as the applicable rate under the Senior Credit Facility at the beginning of each calendar quarter, whereby such interest shall be added to the outstanding principal amount at the end of each such calendar quarter and shall bear interest at the same rate as the principal amount, and such accrued interest shall be due and payable on the Maturity Date. Notwithstanding the foregoing, any amount outstanding under this Note shall bear interest from and after the Maturity Date at the rate of the Senior Subordinated Debt. Any interest on this Note accruing after the Maturity Date shall accrue and be compounded semi-annually until the obligation of Payor with respect to the payment of such interest and principal has been discharged (whether before or after judgment).

    2. PAYMENTS. Subject to the provisions of SECTION 5, Payor may prepay all or any portion of this Note at any time without penalty. All payments shall be made to Payee at its offices at, or at such other address as Payee may specify in writing, and all such payments shall be accompanied by a certificate from an officer of Payor certifying that Payor is not prohibited from making payments under Sections 5.2(b)(i) and (ii). All payments received from Payor hereunder shall be applied first, to the payment of any expenses due to Payee pursuant to the terms of this Note, and second, to reduce the principal balance hereunder. Any payments of expenses, principal or interest, if any, shall be made in U.S. dollars. Notwithstanding the foregoing, and subject to payment under Section 3 hereof, Payor and Payee agree that within two

(2) business days of the Maturity Date, the principal and any interest accrued on this Note (subject to any adjustments made to such amounts pursuant to Section 6 hereof) shall be delivered by Payor in cash to the Escrow Agent under the Long Term Escrow Agreement.

    3. PREPAYMENT. Payor shall be obligated to prepay this Note and any interest thereon upon the occurrence of either of the following events: (i) there is a Change of Control, or (ii) if the Leverage Ratio calculated on a pro forma basis for any acquisition transaction during the most recent fiscal year is greater than 3.5 to 1. In the event of either (i) or (ii), immediately prior to the closing of a transaction or the occurrence of a Change of Control, Payor shall deliver in cash the principal and interest on this Note accrued as of the date of such transaction or Change of Control to the Escrow Agent under the Long Term Escrow Agreement.

    4. PURCHASE AGREEMENT. This Note is issued pursuant to the Asset Purchase Agreement, dated as of March 27, 2002, among Tilia International, Inc., a Cook Islands corporation, Tilia, Inc, a California corporation, Tilia Canada, Inc., a corporation organized under the Canada Business Corporation Act, Alexander Schilling and Payor (the "PURCHASE AGREEMENT"), and is subject to the provisions thereof, including, without limitation, Section 13.2(a) of the Purchase Agreement. Capitalized terms used herein shall the same meanings set forth in the Purchase Agreement unless otherwise specifically defined herein.

    5. SUBORDINATION. By accepting this Note, Payee expressly agrees to discharge its obligations under this SECTION 5.

    5.1. AGREEMENT TO SUBORDINATE. Payor and Payee agree that this Note is and shall be subordinate, to the extent and in the manner hereinafter set forth, in right of payment to the prior indefeasible cash payment in full of all of Payor's payment obligations now or hereafter existing in respect of any Senior Debt, whether for principal, interest (including, without limitation, interest, accruing after the filing of a petition initiating any proceeding referred to in
SECTION 5.2 hereof whether or not such interest accrues after the filing of such petition or is an allowed claim in such proceeding), fees, expenses or otherwise (such payment obligations being the "SENIOR OBLIGATIONS").

    5.2. EVENTS OF SUBORDINATION.

    (a) Senior Debt Holders will be entitled to receive payment in full of all Senior Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before Payee will be entitled to receive any payment with respect to this Note, in the event of any distribution to creditors of
Payor: (i) in a liquidation or dissolution of Payor; (ii) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Payor or its property; (iii) in an assignment for the benefit of creditors; or (iv) in any marshaling of Payor's assets and liabilities.

    (b) Payor may not make any payment in respect of the Note:

         (i) in the event any default in the payment of principal of, interest or premium, if any, on any Designated Senior Debt occurs and is continuing beyond any applicable period of grace in the agreement, indenture or other document governing such Designated Senior Debt (a "PAYMENT EVENT OF DEFAULT"), or

         (ii) in the event any other default occurs and is continuing beyond any applicable period of grace with respect to any Designated Senior Debt (the "NON-PAYMENT EVENT OF DEFAULT") which permits Designated Senior Debt Holders as to which such default relates to accelerate its maturity and Payor receives notice of such default (a "PAYMENT BLOCKAGE NOTICE") from the Designated Senior Debt Holders (or their representative).

         (iii) Payments on this Note may and shall be resumed (x) in the case of a Payment Event of Default, upon the date on which such default is cured or waived and (y) in case of a Non-payment Event of Default, the earlier of the date on which such Non-payment Event of Default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received unless a Payment Event of Default has occurred and is continuing with respect to the applicable Designated Senior Debt. No new period of payment blockage may be commenced by a Payment Blockage Notice unless and until (i) 360 days have elapsed since the first day of the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal and interest on the Note that have come due have been paid in full in cash. No Nonpayment Event of Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to Payor may be, or may be made, the basis for a subsequent Payment Blockage Notice.

    (c) Upon the occurrence of an Event of Default hereunder, Payor will promptly notify the Senior Debt Holders of the Event of Default.

    (d) In the event that Payee receives any payment with respect to the Note at a time when such payment is prohibited by SECTION 5.2 hereof and Payee, has actual knowledge that such payment is prohibited by SECTION 5.2 hereof, such payment (the "UNPERMITTED PAYMENT") shall be held by Payee, in trust for the benefit of the Senior Debt Holders. Upon written request of a Designated Senior Debt Holder (the "PAYMENT INSTRUCTION NOTICE"), Payee shall deliver the Unpermitted Payment in trust to the senior most Designated Senior Debt Holder in accordance with the instructions contained in the Payment Instruction Notice of such Designated Senior Debt Holder, without regard to any other conflicting instructions received by Payee. Under no circumstances shall Payee be liable to Payor or to any Senior Debt Holders, or any other person, (i) for its delivery to the senior most Designated Senior Debt Holder of any Unpermitted Payment upon its receipt of a Payment Instruction Notice from a Designated Senior Debt Holder as provided in this Section 5.2(d), or (ii) for its failure to deliver any amounts pursuant to this paragraph to any other Designated Senior Debt Holder. Payee shall not be required to determine the existence of any Senior Debt or the existence or validity of any Designated Senior Debt Holder, or decide any questions of law.

    (e) Payor shall promptly notify Payee in writing of any facts known to Payor that would cause a payment of any amounts under this Note to violate this
SECTION 5.2, but failure to give such notice shall not affect the subordination of this Note to the Senior Debt as provided in this SECTION 5.2, except as specifically provided in Section 5.2(m).

    (f) After all Senior Debt is paid in full and until this Note is paid in full, Payee shall be subrogated (equally and ratably with the holders of all Indebtedness of Payor which by its express terms is subordinated to Senior Debt of Payor to the same extent as the Note is subordinated and which is entitled to like rights of subrogation) to the rights of Senior Debt Holders to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to Payee have been applied to the payment of Senior Debt. A distribution made under this SECTION 5.2 to Senior Debt Holders that otherwise would have been made to Payee is not, as between Payor and Payee, a payment by Payor on this Note.

    (g) This SECTION 5.2 defines the relative rights of Payee and Senior Debt Holders. Nothing in this Note shall:

         (i) impair, as between Payor and Payee, the obligation of Payor, which is absolute and unconditional, to pay principal of and interest on this Note in accordance with its terms;

         (ii) affect the relative rights of Payee and creditors of Payor other than their rights in relation to Senior Debt Holders; or

         (iii) prevent the Payee from exercising its available remedies upon a Default or Event of Default, subject to the rights of Senior Debt Holders to receive distributions and payments otherwise payable to Payee.

    (h) If Payor fails because of this SECTION 5.2 to pay principal of or interest on this Note on the due date, the failure is still a Default or Event of Default.

    (i) No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by this Note shall be impaired by any act or failure to act by Payor or Payee or by the failure of Payor or Payee to comply with the terms of this Note (subject to Section 5.2(m) hereof.

    (j) Whenever a distribution is to be made or a notice given to Senior Debt Holders, the distribution may be made and the notice given to their representative.

    (k) Upon any payment or distribution of assets of Payor referred to in this
SECTION 5.2, Payee shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of a representative or of the liquidating trustee or agent or other Person making any distribution to Payee of this Note for the purpose of ascertaining the Persons entitled to participate in such distribution, the Senior Debt Holders and other Indebtedness of Payor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this SECTION 5.2.

    (l) For the purposes of this Note, the Senior Obligations shall not be deemed to have been paid in full unless the Senior Debt Holders shall have received indefeasible cash payment in full of the Senior Obligations (whether matured or unmatured).

    (m) Any payment under this Note is permitted and shall not be subject to
Section 5.2(d) hereof, unless such payment is specifically prohibited by Section 5.2(b) hereof and Payee has actual notice of such prohibition.

    5.3. RIGHT OF SETOFF. Subject to the limitations of and compliance with the provisions set forth in Section 13 of the Purchase Agreement (including, without limitation, Section 13.2(a) of the Purchase Agreement) and Section 1.4 of the Indemnity Agreement dated March 27, 2002 between Xeme Capital Corporation, a Cook Islands corporation and Payor, and notwithstanding the provisions of
SECTION 5 above, if an indemnification claim is made against Sellers under
SECTION 13 of the Purchase Agreement for Buyer Losses and indemnification is payable to the Buyer in accordance with the terms of Section 13 thereof (the "INDEMNIFIABLE AMOUNT"), Payor is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and until the Maturity Date, to set off and apply any and all such Indemnifiable Amounts against any of and all the obligations of the Payor under this Note, provided that Payor shall provide Payee with a minimum of ten (10) days advance written notice to the address set forth on the signature page hereto (in accordance with the notice provisions of the Purchase Agreement) of any intended setoff under this Note irrespective of whether or not Payor shall have made any demand under the Purchase Agreement. The rights of Payor under this SECTION 5 are in addition to other rights and remedies (including other rights of setoff) which Payor may have.

    6. NO VOTING RIGHTS. This Note shall not entitle Payee to any voting rights or other rights as a stockholder of Payor.

    7. TRANSFERS. This Note may be transferred or assigned in whole or in part by Payee to any other person or entity without the prior written consent of Payor, provided that such transfer is in compliance with applicable federal and state securities laws, if any, and Payee surrenders the original Note (or an affidavit of lost promissory note containing appropriate indemnification) for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form reasonably satisfactory to Payor. Thereupon, a new promissory note for like principal amount will be issued to, and registered in the name of, the transferee. Interest, if any, and principal are payable only to the registered holder of this Note. Payee agrees to provide a form W-8 to Payor on request.

    8. ASSIGNS. This Note shall inure to the benefit of and bind the successors, permitted assigns, heirs, executors, and administrators of Payor and Payee. Failure of Payee to assert any right herein shall not be deemed to be a waiver thereof.

    9. EVENT OF DEFAULT. This Note shall become immediately due and payable upon the occurrence of an Event of Default (as defined below), whereupon (i) this Note and any interest shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Payor; and (ii) Payee, at its option, may proceed to enforce all other rights and remedies available to Payee under applicable law. For purposes hereof, the occurrence of any of the following shall constitute an "EVENT OF DEFAULT" under this Note:

    (a) the failure to make any payment of principal or any other amount payable hereunder when due under this Note (whether or not prohibited by the subordination provisions of SECTION 5) or the breach of any other condition or obligation under this Note; or

    (b) the filing of a petition by or against Payor under any provision of applicable bankruptcy or similar law; or appointment of a receiver, trustee, custodian or liquidator of or for all or any part of the assets or property of Payor; or the insolvency of Payor; or the making of a general assignment for the benefit of creditors by Payor.

    10. DEFINITIONS.

    10.1. "ASSET SALE" means: (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory and accounts receivable in the ordinary course of business consistent with past practices; and (2) the issuance of Equity Interests by any of Payor's Subsidiaries or the sale of Equity Interests in any of its Subsidiaries. Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale: (i) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million; (ii) a transfer of assets between or among Payor and its Subsidiaries, (iii) an issuance of Equity Interests by a Subsidiary to Payor or to another Subsidiary; (iv) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business; (v) the sale or other disposition of cash or Cash Equivalents or Government Securities; (vi) transfers of accounts receivable and related assets by Payor or any of its Subsidiaries in connection with a Qualified Receivables Transaction (as defined in the Indenture); and (vii) a Restricted Payment or Permitted Investment that is permitted under the Indenture.

    10.2. "BOARD OF DIRECTORS" shall mean the board of directors of Payor.

    10.3. "CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

    10.4. "CAPITAL STOCK" means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    10.5. "CHANGE OF CONTROL" means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Payor and its subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder; (2) the adoption of a plan relating to the liquidation or dissolution of Payor; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than a Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Payor, measured by voting power rather than number of shares.

    10.6. "CONSOLIDATED NET INCOME" means, with respect to Payor for any period, the aggregate of the Net Income of Payor and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (1) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a wholly owned Subsidiary of the Person; (2) the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

    10.7. "DEFAULT" shall mean any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    10.8. "DESIGNATED SENIOR DEBT" shall mean (1) any Indebtedness outstanding under the Senior Credit Facility, (2) any Indebtedness under the Senior Subordinated Debt, and (3) after payment in full of all Senior Obligations under the Senior Credit Facility and the Senior Subordinated Debt, any other Senior Debt permitted under the Indenture the outstanding principal amount of which is $25 million or more and that has been designated by Payor as "Designated Senior Debt".

    10.9. "DESIGNATED SENIOR DEBT HOLDER" shall mean the trustee under the Indenture, and the administrative agent under the Senior Credit Facility, and any successors or assigns thereto, and any other Senior Debt Holder specifically designated in writing by Payor. Any notice to a Specified Senior Debt Holder shall be given in accordance with the notice provisions set forth in the Indenture, Senior Credit Facility, or at the address set forth in the designation provided by Payor with respect to any other Senior Debt Holder, as applicable.

    10.10. "EBITDA" shall mean, with respect to Payor for any period, the Consolidated Net Income of Payor for such period, plus (without duplication):
(1) an amount equal to any extraordinary loss plus any net loss realized by Payor or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; (2) provision for taxes based on income or profits of Payor and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; (3) consolidated interest expense of Payor and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of Payor and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; and (5) the net adjustment of EBITDA to calculate adjusted EBITDA on a pro forma basis for the year ended December 31, 2001 as shown in the Offering Memorandum for the Senior Subordinated Debt and any future pro forma adjustments allowed under the Senior Credit Facility calculation of Leverage Ratio; minus non-cash items increasing such Consolidated Net Income for such period, other than any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, in each case, on a consolidated basis and determined in accordance with GAAP.

    10.11. "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    10.12. "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended.

    10.13. "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    10.14. "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

    10.15. "GUARANTOR" means: (i) each of Payor's direct and indirect domestic subsidiaries existing on the date of the Indenture, and (ii) any other subsidiary that executes a Guarantee in accordance with the provisions of the Indenture.

    10.16. "HEDGING OBLIGATIONS" means the obligations of Payor under: (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (ii) other agreements or arrangements designed to protect Payor against fluctuations in interest rates.

    10.17. "INDEBTEDNESS" shall mean any indebtedness of Payor, whether or not contingent, (1) in respect of borrowed money; (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (3) in respect of banker's acceptances; (4) representing Capital Lease Obligations; (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or (6) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of Payor prepared in accordance with GAAP. In addition, the term "INDEBTEDNESS" includes all Indebtedness of others secured by a Lien on any asset of Payor (whether or not such Indebtedness is assumed by Payor) and, to the extent not otherwise included, a Guarantee by Payor of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date will be: (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; (3) the lesser of the Indebtedness and the fair market value of the collateral asset, in the case of any Indebtedness of others secured by a Lien on any asset of Payor; and (4) the lesser of the primary Indebtedness and any stated limit on recourse under the Guarantee, in the case of Indebtedness of others secured by a guarantee of the specified Person.

    10.18. "INDENTURE" shall mean that certain Indenture, dated as of April 24, 2002, among Payor, the Guarantors and The Bank of New York, as trustee, as in effect on the date hereof, together with such modifications and amendments as may be consented to by Payor and Payee.

    10.19. "LEVERAGE RATIO" shall mean with respect to Payor for any period, the ratio of the Indebtedness of Payor and its Subsidiaries for such period to the EBITDA of Payor and its Subsidiaries for such period.

    10.20. "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset.

    10.21. "NET INCOME" means, with respect to Payor, the net income (loss) of Payor, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however: (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by Payor or any of its Subsidiaries or the extinguishment of any Indebtedness of Payor or any of its Subsidiaries; and (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

    10.22. "PERMITTED HOLDER" means (i) Martin E. Franklin or Ian Ashken; (ii) any member of the Family of Martin E. Franklin or Ian Ashken; (iii) any conservatorship, custodianship or decedent's estate of any Person specified in the foregoing clause (i) or (ii); (iv) any trust established for the benefit of any Person specified in the foregoing clause (i) or (ii); or (v) any corporation, limited liability company, partnership or other entity, the controlling equity interests in which are held by or for the benefit of any one or more Person specified in the foregoing clause (i) or (ii).

    10.23. "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

    10.24. "SENIOR CREDIT FACILITY" shall mean that certain Credit Agreement, dated as of April 24, 2002, by and among Payor, Bank of America, N.A., as administrative agent, Banc of

America Securities LLC, as co-lead arranger, and CIBC World Markets Corp., as co-lead arranger, providing for $50.0 million of term loan borrowings and up to $50.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time.

    10.25. "SENIOR DEBT" shall mean: (i) the Senior Credit Facility and the Senior Subordinated Debt, (ii) other Indebtedness of Payor permitted to be incurred under the terms of the Indenture that is specifically identified in the terms of such Indebtedness to rank in parity or senior to the Senior Subordinated Debt, and (iii) all Senior Obligations with respect to the items listed in the preceding clauses (i) and (ii). Notwithstanding anything to the contrary in the preceding, Senior Debt shall not include: (i) any intercompany Indebtedness of Payor or any of its subsidiaries to Payor or any of its Affiliates, (ii) any liability for federal, state, local or other taxes owed or owing, (iii) any trade payables, (iv) the portion of any Indebtedness that is incurred in violation of the terms of any Senior Debt or (v) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Payor or any Guarantor. 10.26. "SENIOR DEBT HOLDERS" shall mean the beneficial owners of Senior Debt and shall include any representatives thereof, including, but not limited to, in the case of an indenture, the trustee under such indenture, or in the case of a credit facility, the agent of the lender.

    10.27. "SENIOR OBLIGATIONS" shall have the meaning set forth in Section 5.1 hereof.

    10.28. "SENIOR SUBORDINATED DEBT" shall mean the senior subordinated notes issued under the Indenture.

    10.29. "SUBSIDIARY" means, with respect to Payor: any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by Payor or one or more of the other Subsidiaries of Payor (or a combination thereof); and any partnership (a) the sole general partner or the managing general partner of which is Payor or a Subsidiary of Payor or (b) the only general partners of which are Payor or one or more Subsidiaries of Payor (or any combination thereof).

    11. USURY SAVINGS CLAUSE. Payor and Payee intend to comply at all times with applicable usury laws. If at any time such laws would render usurious any amounts due under this Note under applicable law, then it is Payor's and Payee's express intention that Payor not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this SECTION 11 shall control over all other provisions of this Note which may be in apparent conflict hereunder, that such excess amount shall be immediately credited to the principal balance of this Note, and the provisions hereof shall immediately be reformed and the amounts thereafter decreased, so as to comply with the then applicable usury law, but so as to permit the recovery of the fullest amount otherwise due under this Note.

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

    12. COSTS. Payor agrees to pay all reasonable costs of collection of any amounts due hereunder arising as a result of any default hereunder, including without limitation, reasonable attorneys' fees and expenses.

    13. GOVERNING LAW. This Note is made in accordance with and shall be construed under the laws of the State of Delaware, other than the conflicts of law principles thereof.

    14. WAIVER. Payor hereby expressly waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other formality.

                                       ALLTRISTA CORPORATION

                                       By: /s/ Ian G.H. Ashken
                                           --------------------------------
                                       Name:  Ian G.H. Ashken
                                       Title: Vice Chariman, Chief Financial
                                              Officer and Secretary

                                       11